Exhibit 99.1

 For Immediate Release
CommScope, Inc. Announces Notice of Redemption of its
1.00% Convertible Senior Subordinated Debentures Due 2024
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HICKORY, NC, February 13, 2009— CommScope, Inc. (NYSE: CTV) today announced that it has notified the registered holders of its 1.00% Convertible Senior Subordinated Debentures due 2024 that it has called for redemption on March 20, 2009 any and all of such Debentures outstanding on that date.

In accordance with the indenture governing the Debentures, each $1,000 principal amount of the Debentures will be redeemed at a price of $1,000.14, which is equal to the sum of 100% of the principal amount, plus accrued and unpaid interest to March 19, 2009.  The Debentures were originally issued on March 24, 2004, in the aggregate principal amount of $250 million, and approximately $179,622,000 of the Debentures remain outstanding. Payment of the redemption price will be made by U.S. Bank National Association, as paying agent, upon presentation and surrender of the Debentures on or after the redemption date by hand or by mail at the address for the paying agent set forth in the redemption notice.

From and after the date of redemption, the Debentures will cease to accrue interest and holders of the Debentures will not be entitled to exercise any of the rights with respect to the Debentures except the right to receive the redemption price.

Because the Debentures have been called for redemption, the Debentures may be converted, at the option of the holder, at any time on or after the date of the notice of redemption until the close of business on March 19, 2009.  Upon the terms and conditions of the indenture governing the Debentures, each $1,000 principal amount of Debentures may be converted into 45.9770 shares of CommScope’s common stock. The conversion rate is equivalent to a price of $21.75 per share.

About CommScope

CommScope is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:	News Media Contact:
Phil Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568 or publicrelations@commscope.com

Forward-Looking Statements
This press release includes forward-looking statements that are based on information currently available to management, management's beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.
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